Exhibit (d)(7)(h)
CONSENT TO TRANSFER FUND MANAGMENT AGREEMENT
          Reference is made to the Fund Management Agreement among Pacific Funds (the “Trust”), a Delaware statutory trust, Lazard Asset Management, (“Fund Manager”), a Delaware limited liability company, and Pacific Life Insurance Company (“Investment Adviser” or “Pacific Life”), a Nebraska corporation, dated the 25th day of September, 2001, as amended to date, (the “Agreement”).
RECITALS
          Pacific Life recently formed Pacific Life Fund Advisors LLC (PLFA), a Delaware limited liability company and subsidiary of Pacific Life, to take over the investment advisory services Pacific Life performs for the Trust and to receive the fees the Trust pays Pacific Life for its advisory services, via transfer of the advisory agreement, as well as all sub-advisory agreements (together the Transfer);
          As a result of the Transfer, effective May 1, 2007, PLFA is to serve as the investment adviser to the Trust in place of Pacific Life;
          The Transfer will not result in a change of actual control or management, which would result in an automatic termination of the Agreement due to “assignment” pursuant to Section 2(a)(4) of the 1940 Act, and Rule 2a-6 thereunder. Pacific Life has obtained an opinion from its legal counsel, Dechert LLP, (Dechert) confirming its conclusion that the Transfer will not result in an actual change in control or management;
          The Trust’s Board of Trustees acknowledged the transfer of the Agreement at its meeting on March 20, 2007; and
          Effective January 1, 2007, the Trust was renamed Pacific Life Funds.
          NOW, THEREFORE, in consideration of the premises:
1.	Effective May 1, 2007:
a.	Pacific Life assigns all duties and obligations, and associated liabilities arising out of the Agreement to PLFA; and

b.	PLFA hereby agrees to assume all duties and obligations, and associated liabilities arising out of the Agreement and to become a party to said Agreement upon the terms and conditions set forth therein, other than as modified below in paragraph 3, standing in the stead of Pacific Life.
2.	The Investment Adviser, Fund Manager, and the Trust consent to the assignment of the Agreement.

3.	Paragraph (a) of Section 16 Use of Name, is hereby deleted in its entirety and replaced with the following:

“It is understood that the names “Pacific Life Fund Advisors LLC”, “Pacific Life Insurance Company” or any derivative thereof or logo associated with those names are the valuable property of Pacific Life and that the Trust has the right to use those names (or derivatives or logos) in the Prospectus, SAI, the Trust’s Registration Statement or other filings, or in other forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Investment Adviser is investment adviser to the Trust, provided, however, that (i) the Trust may continue to use all above names of Investment Adviser in its Registration Statement and other documents to the extent deemed necessary by the Trust to comply with disclosure obligations under applicable law and regulation, or in the opinion of counsel to the Investment Adviser or the Trust or as directed by the Securities and Exchange Commission, such use is necessary to make the disclosures contained in the Trust’s Registration Statement not misleading; and (ii) the Trust shall not use the Investment Adviser’s name or logo in promotional or sales related materials prepared by or on behalf of the Trust, without prior review and approval by the Investment Adviser, which may not be unreasonably withheld. Upon termination of this Agreement, the Trust shall forthwith cease to use such names (and logo), except as provided for herein.”

4.	All references to “Pacific Funds” in the Agreement are hereby changed to “Pacific Life Funds.”

5.	All references to PF Lazard Mid-Cap Value Fund are hereby changed to PL Mid-Cap Value Fund.

6.	All terms and conditions set forth in the Agreement, other than as modified above, are hereby confirmed and remain in full force and effect.

          IN WITNESS WHEREOF, the parties have caused this Consent to Transfer the Fund Management Agreement to be executed by their respective officers.
Accepted and Agreed:
Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M.Guon
Name: Howard T. Hirakawa		Name: Jane M. Guon
Title: Vice President		Title: Asst. Vice President & Asst. Secretary

Pacific Life Insurance Company

By:	/s/ Mary Ann Brown	By:	/s/ Jane M.Guon
Name: Mary Ann Brown		Name: Jane M. Guon
Title: Senior Vice President		Title: Asst. Vice President & Asst. Secretary

Pacific Life Funds

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Vice President

Lazard Asset Management

By:	/s/ Charles L. Carroll
Name: Charles L. Carroll
Title: Deputy Chairman